Exhibit 23.1

Commerce & Finance Law Offices

6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel: (8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837, 65693839

E-mail Add : beijing@tongshang.com Website: www.tongshang.com.cn

April 28, 2006

TOM Online Inc.

8th Floor, Tower W3, Oriental Plaza

No. 1 Dong Chang An Avenue

Beijing, China 100738

Re: TOM Online Inc.

Dear Sirs/Madams,

We hereby consent to the reference to our firm under the heading “Riske Factors”, “Information of the Company” and “Regulation” in the annual report on Form 20-F for the year 2005 of TOM Online Inc. to be filed with the Securities and Exchange Commission in the month of April, 2006.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely,

Commerce & Finance Law Offices